Exhibit 99.1

News Release

Thomas L. Deitrich Joins the ON Semiconductor Board of Directors

PHOENIX, Ariz. – Oct. 5, 2020 – ON Semiconductor Corporation (Nasdaq: ON), driving energy-efficient innovations, today announced that Thomas L. Deitrich was appointed to its board of directors.

“We are thrilled to welcome Tom as our newest board member,” said Alan Campbell, chair of ON Semiconductor’s board of directors. “Tom is an accomplished executive and brings a wealth of business and operational experiences, including from within the semiconductor industry, and we very much look forward to his contributions.”

“I am honored to be selected to join ON Semiconductor’s board of directors during this exciting time for the company. I look forward to supporting the company as it works to achieve its strategic goals, and I am committed to working with the other members of the board and the company’s management team to build additional value for ON Semiconductor’s customers and stockholders,” said Deitrich.

Mr. Deitrich brings to the board more than 25 years of leadership and technical experience from several leading technology firms. Mr. Deitrich currently serves as the president and chief executive officer of Itron, Inc. (NASDAQ: ITRI) and a member of its board of directors. He has extensive experience in product management, research and development, supply chain management, business development and sales. Between 2015 and 2019, Mr. Deitrich served as Itron’s chief operating officer. Prior to joining Itron, Mr. Deitrich served as the senior vice president of several divisions and groups at Freescale Semiconductor. He has also previously held senior positions at Flextronics International, Sony Ericsson and General Electric.

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The Company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. The Company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Kris Pugsley	Parag Agarwal
Corporate/Media Communications	Vice President - Investor Relations & Corporate Development
ON Semiconductor	ON Semiconductor
(312) 909-0661	(602) 244-3437
kris.pugsley@onsemi.com	investor@onsemi.com